Exhibit 99.1

WIZE PHARMA ANNOUNCES DR. JOSEPH TAUBER, KEY OPINION LEADER IN DRY EYE,
JOINS SCIENTIFIC ADVISORY BOARD

Dr. Tauber has been a Principal Investigator in dozens of clinical research programs, including those that led to the approval of the only two medications approved by the FDA for the treatment of dry eye syndrome (DES)

HOD HASHARON, Israel, March 15, 2018 - Wize Pharma, Inc. (OTCQB: WIZP) (OTCQB: WIZPD) a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, today announced Dr. Joseph Tauber has joined the Company’s Scientific Advisory Board.

Dr. Tauber is an internationally recognized authority in the field of ocular surface diseases, including DES and meibomitis management. He has been a Principal Investigator in dozens of clinical research programs, including those that led to the approval of the only two medications approved by the FDA for the treatment of DES – Restasis® and Xiidra®.

Avidly involved in research for almost three decades, Dr. Tauber has been a principal investigator in over 125 research studies of high-risk corneal transplantation, inflammation and allergic eye diseases, corneal infectious diseases and numerous studies related to DES. Dr. Tauber has written five book chapters and over 60 articles in ophthalmology medical journals. He has been awarded the Heed Ophthalmic Foundation Fellowship Award and the National Eye Institute Individual NRSA Award. Dr. Tauber received his doctorate from Harvard Medical School, his training in internal medicine at Beth Israel Hospital and in ophthalmology at Tufts-New England Medical Center. He has served as Clinical Professor of Ophthalmology at Kansas University School of Medicine and University of Missouri-Kansas City School of Medicine. A board-certified ophthalmologist, Dr. Tauber is the Founder of Tauber Eye Center in Kansas City, Missouri.

“We are honored to welcome Dr. Tauber, one of the world’s leading experts in DES, to Wize’s Scientific Advisory Board. Dr. Tauber will help guide our clinical development path for LO2A in the U.S. for the symptomatic treatment of DES in patients with conjunctivochalasis (CCH) and Sjögren’s syndrome. We believe Dr. Tauber’s deep expertise as a practicing surgeon and ophthalmologist, and as a Principal Investigator for DES clinical trials will be very valuable to Wize,” stated Wize’s Chairman, Ron Mayron.

“Wize’s LO2A has the potential to address an unmet need in the symptomatic treatment of DES specifically in people with CCH and Sjögren’s syndrome. The availability of LO2A in the U.S. can broaden patient and physician choice for the treatment of DES. I am pleased to join Wize’s Scientific Advisory Board and look forward to supporting LO2A’s clinical development path in the U.S. and other markets,” Dr. Tauber commented.

About Wize

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCH and Sjögren’s.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren’s. Wize’s strategy involves engaging local or multinational distributors to handle the distribution of LO2A. Wize is currently conducting a Phase II trial of LO2A for DES in patients with CCH and plans to commence a Phase IV study for LO2A for DES in patients with Sjögren’s.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. For example, when we discuss our strategy, we are using a forward-looking statement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks related to the substantial debt that we have incurred; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading “Risk Factors” included in Wize’s Registration Statement on Form S-1 filed with the SEC on February 6, 2018, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For all investor enquiries, please contact:

Noam Danenberg

Chief Operating Officer

+972-72-260-0536

noam@wizepharma.com